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                                                                  EXHIBIT 10.180

                             COMPENSATION AGREEMENT

        THIS COMPENSATION AGREEMENT ("Agreement") is entered into by and between
S. Duke Campbell, an individual residing at 2969 Bel Air Drive, Las Vegas, Nevada 89109, and 24831 164th Avenue, Kent, Washington 98042 ("Campbell") and Preferred Equities Corporation, a Nevada corporation with its principal address being 4310 Paradise Road, Las Vegas, Nevada 89109 ("PEC").

                                     RECITAL

        Campbell currently is employed as the Senior Vice President ("SVP") of PEC's Marketing and Sales Division. In his role as SVP, Campbell is responsible for the supervision of all of the marketing and sales of PEC's timeshare and land products. Campbell reports to the Chairman of the Board and Chief Executive Officer of PEC, Jerome J. Cohen. Campbell and PEC desire to enter into this Agreement in order to reduce to writing Campbell's compensation arrangement with PEC for such period of time as Campbell is employed by PEC as SVP or until modified by mutual agreement of the parties. In consideration of the foregoing, the parties hereto agree as follows.

1. EMPLOYEE AT WILL. Campbell recognizes and acknowledges that he is an employee-at-will. PEC may terminate Campbell at any time with or without Cause as that term is hereinafter defined.

2. BASE SALARY. Campbell shall be paid a base salary of one hundred twenty five thousand dollars ($125,000.00) per annum payable bi-weekly as part of the regular PEC payroll. Base salary payments shall be subject to ordinary withholding for taxes and withholding for items designated by Campbell such as for 401(k) contributions.

3. SALES COMMISSIONS. In addition to his base salary Campbell shall be paid a sales commission of two tenths of one percent (0.2%) of Net Sales, as hereinafter defined, occurring on and after June 12, 1998 and during the period of Campbell's employment by PEC as SVP.

        (a) "Net Sales" shall mean the Net Contract Amount, as hereinafter defined, of all installment sales contracts, excluding sales contracts relating to R.V. timeshare interests, ("Contracts"), entered into between PEC (and its subsidiaries) and individual purchasers, in the ordinary course of business, during the period or periods being calculated, relating to sales of lots, parcels and timeshare interests, minus the aggregate sum of the following:

                (1) The Net Contract Amount of such Contracts which are rescinded by purchasers; and

                (2) The Net Contract Amount of any Contract entered into after June 12, 1998 which is canceled for any reason by PEC (or its subsidiaries) during the period or periods being calculated, provided the obligor of such Contract shall not have made a minimum of six regular


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monthly payments; and, in the case of the calculation of the final payment following termination of Campbell's employment, any Contract that is canceled within six months following such termination, provided such Contract shall not have made a minimum of six regular monthly payments.

        (b) The "Net Contract Amount" of any Contract shall mean the gross contract price of such Contract minus:

                (1) Any credits or discounts; and

                (2) The balance of any note or contract canceled by PEC (or its subsidiaries) in connection with such Contract in any upgrade, downgrade or exchange transaction.

        (c) Campbell's commission schedule shall be prepared quarterly by PEC's Finance Department. Payment of sales commissions shall be made to Campbell pursuant to Section 4. of this Agreement.

4. ADVANCE AGAINST SALES COMMISSIONS.

        (a) Campbell shall be paid a biweekly advance of $2,885.00 against the sales commissions described in Section 3. of this Agreement.

        (b) As soon as practicable at the end of each quarter Campbell will be paid the amount by which the sales commission calculation exceeds the advance against sales commission paid in each said quarter.

        (c) All payments made pursuant to Section 4. (a) and (b) above shall be subject to normal withholding.

5. PROFIT CONTRIBUTION BONUS. In addition to his Base Salary and Sales Commissions due under this Agreement, Campbell shall be paid a bonus (the "Profit Contribution Bonus") for his success in reducing sales and marketing costs for fiscal year 1999 ("Fiscal 1999"), ending on August 31, 1999 and for the last quarter of fiscal year 1998 ("Fiscal 1998"), ending on August 31, 1998, as follows:

        (a) Provided that (i) Net Sales for Fiscal 1999 exceed the Net Sales for Fiscal 1998, and (ii) the percentage of Net Sales represented by the Total Selling Expenses (the "SE Percentage") for Fiscal 1999 is less than the SE Percentage for Fiscal 1998, all as shown on the Selling Expense Recap report prepared monthly by the PEC Finance Department (the "SE Report"), Campbell shall receive a Profit Contribution Bonus in an amount equal to two and one-half percent (2.5%) of the product of (x) a percentage equal to the SE Percentage for Fiscal 1999 subtracted from the SE Percentage for Fiscal 1998, multiplied by (y) the Net Sales for Fiscal 1999, which Profit Contribution Bonus, less any advances made thereon in accordance with the following subparagraphs (1), (2) and (3), shall be paid as soon after the end of Fiscal 1999 as


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practicable;

                (1) Campbell shall receive an advance against such annual Profit Contribution Bonus for the first fiscal quarter of Fiscal 1999, provided that
(i) Net Sales for such fiscal quarter exceed the Net Sales for the first fiscal quarter of Fiscal 1998, and (ii) the SE Percentage for such fiscal quarter is less than the SE Percentage for the first fiscal quarter of Fiscal 1998, as shown on the SE Report. The amount of such advance shall be equal to one and one-quarter per cent (1.25%) of the product of (x) a percentage equal to the SE Percentage for such fiscal quarter subtracted from the SE Percentage for the first quarter of Fiscal 1998, multiplied by (y) the Net Sales for Fiscal 1999's first quarter, which advance shall be paid as soon after the end of such fiscal quarter as practicable.

                (2) Campbell shall receive an advance against such annual Profit Contribution Bonus for the second fiscal quarter of Fiscal 1999, provided that
(i) the aggregate Net Sales for the first two fiscal quarters of Fiscal 1999 exceed the aggregate Net Sales for the first two fiscal quarters of Fiscal 1998, and (ii) the combined SE Percentage for such two fiscal quarters is less than the combined SE Percentage for the same two fiscal quarters of Fiscal 1998, as shown on the SE Report. The amount of such advance shall be equal to one and one-quarter per cent (1.25%) of the product of (x) a percentage equal to the combined SE Percentage for such two fiscal quarters subtracted from the combined SE Percentage for the same two quarters of Fiscal 1998, multiplied by (y) the aggregate Net Sales for Fiscal 1999's first two fiscal quarters, which amount, less any advances made thereon for the first fiscal quarter of Fiscal 1999, shall be paid as soon after the end of such second fiscal quarter as practicable.

                (3) Campbell shall receive an advance against such annual Profit Contribution Bonus for the third fiscal quarter of Fiscal 1999, provided that
(i) the aggregate Net Sales for the first three fiscal quarters of Fiscal 1999 exceed the aggregate Net Sales for the first three fiscal quarters of Fiscal 1998, and (ii) the combined SE Percentage for such three fiscal quarters is less than the combined SE Percentage for the same three fiscal quarters of Fiscal 1998, as shown on the SE Report. The amount of such advance shall be equal to one and one-quarter per cent (1.25%) of the product of (x) a percentage equal to the combined SE Percentage for such three fiscal quarters subtracted from the combined SE Percentage for the same three quarters of Fiscal 1998, multiplied by
(y) the aggregate Net Sales for Fiscal 1999's first three quarters, which amount, less any advances made thereon for the first two fiscal quarters of Fiscal 1999, shall be paid as soon after the end of such third fiscal quarter as practicable.

        (b) Provided that (i) Net Sales for the last fiscal quarter of Fiscal 1998 exceed the Net Sales for the last fiscal quarter of Fiscal year 1997 ("Fiscal 1997"), and (ii) the SE Percentage for the last fiscal quarter of Fiscal 1998 is less than the SE Percentage for the last fiscal quarter of Fiscal 1997, both as shown on the SE Report, Campbell shall receive a Profit Contribution Bonus for such fiscal quarter calculated in the same manner as set forth above for Fiscal 1999, but relating only to the Net Sales during such fiscal quarter, which, Profit Contribution Bonus shall be paid as soon after the end of such fiscal quarter as practicable.


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        (c) In the event, during Fiscal 1999, Campbell's employment is terminated by PEC other than for Cause, as hereinafter defined, or in the event of Campbell's death or permanent disability, Campbell or his personal representative shall be entitled to the portion of his Profit Contribution Bonus for the part of Fiscal 1999 earned through the immediately preceding fiscal quarter prior to such termination, death or permanent disability, calculated in accordance with, and subject to, the above terms and conditions, at the 2-1/2% rate set forth above, less any prior quarterly advances.

6. EXECUTIVE BONUS POOL. Campbell shall be eligible to participate in the Executive Incentive Compensation Plan of Mego Financial Corp. at the discretion of the Board of Directors of Mego Financial Corp.

7. AUTOMOBILE ALLOWANCE. Campbell shall receive a monthly automobile allowance in the amount of seven hundred fifty dollars ($750.00).

8. STOCK OPTIONS. Campbell shall receive stock options under the Stock Option Plan of PEC's parent, Mego Financial Corp., at the discretion of the Board of Directors of Mego Financial Corp.

9. TRAVEL AND BUSINESS EXPENSE. Campbell shall be reimbursed for usual business and travel expenses. Campbell shall be entitled to fly first class on any flight or combination of flights longer than two hours in scheduled duration.

10. BENEFITS. Campbell shall be eligible for all benefits afforded to PEC executives from time to time provided Campbell meets any eligibility requirements set forth for employees participating therein.

11. VACATION. Campbell shall have three (3) weeks paid vacation during each PEC fiscal year.

12. SEVERANCE.

        (a) If Campbell's employment is terminated by PEC for any reason other than for Cause, Campbell shall receive base salary and sales commissions as set forth in Sections 2. and 3. to the date of termination, the portion of his Profit Contribution Bonus set forth in Section 5.(c), and if such termination occurs after May 31, 1999, a severance payment in an amount equal to his then current annual base salary. If Campbell resigns or terminates his employment by PEC (except as set forth in subparagraph (b) hereto) he will only be entitled to his base salary and sales commissions through the date of such termination.

        (b) It is contemplated by the parties that if Campbell is still employed by PEC after the end of Fiscal 1999, a new arrangement relating to profitability to take the place of the Profit Contribution Bonus set forth in Section 5. of this Agreement will be agreed upon by the parties and added to this Agreement by amendment. Provided that (i) the parties have not executed such


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an amendment to this Agreement by November 30, 1999, and (ii) Campbell has met
the conditions of Section 5. of this Agreement and is entitled to receive, or has received, a Profit Contribution Bonus for Fiscal 1999, should Campbell elect to resign or terminate his employment by PEC during the thirty (30) day period following November 30, 1999, he shall be entitled to a severance payment in an amount equal to his then current annual base salary, in addition to his base salary and sales commissions through the date of such termination.

13. DEFINITION OF CAUSE. "Cause" shall mean any one of the following acts of, or omissions by, or actions of others relating to, Campbell:

        (a) Conviction of a felony, whether or not such conviction is appealed.

        (b) Deliberate and premeditated acts against the best interests of PEC.

        (c) Campbell is found guilty of or is enjoined from violation of any state or federal security laws, state or federal laws governing the business of PEC, or rules or regulations of any state or federal agency regulating any of the business of PEC.

        (d) Misappropriation of PEC funds or property.

        (e) Habitual use of alcohol or drugs to a degree that such use interferes in any way with Campbell's performance of his duties.

13. COVENANT NOT TO SOLICIT. Campbell agrees that so long as he is employed by PEC and for a period of one year after termination of his employment by PEC with or without Cause, or resignation or termination of his employment by Campbell, Campbell will not solicit or encourage other employees or officers of PEC to terminate their employment by PEC for any purpose whatsoever.

14. MISCELLANEOUS.

        (a) This Agreement is personal to Campbell and the duties and responsibilities hereunder may not be assigned by Campbell.

        (b) This Agreement shall terminate except, to the extent applicable, for the provisions of Sections 3., 5.(c), 12. and 14. hereof, on the date of termination of Campbell's employment by PEC, or Campbell's resignation, his termination of employment, death or permanent disability.

        (c) This Agreement may only be modified by mutual written agreement of the parties.

        (d) The headings to this Agreement are for convenience of reference only and are not to be considered in the interpretation of this Agreement.

        (e) This Agreement shall be governed by the laws of the state of Nevada.


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Entered into in Las Vegas, Nevada, on July 27, 1998.

Preferred Equities Corporation





-----------------------------------         -----------------------------------
Frederick H. Conte                          S. Duke Campbell
President

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